Exhibit 16.2

Stan J.H. Lee, CPA 2160 North Central Rd. Suite 203 t Fort Lee t NJ 07024 P.O. Box 436402 t San Ysidro t CA t 92143 619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant,  consents to the inclusion of our report of January 29, 2010, on the audited financial statements of Surmounting Limited Marketing Adviser Limited as of December 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
 ______________________
Stan J.H. Lee, CPA

February 9, 2010
Fort Lee, NJ 07024